EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88475; Form S-8 No. 333-39309; Form S-8 No. 333-14145; Form S-8 No. 333-53632; Form S-8 No. 333-99959; Form S-3 No. 333-52522 and Form S-3 No. 333-65720) of Toreador Resources Corporation and of our report dated April 11, 2003, with respect to the consolidated financial statements of Toreador Resources Corporation at December 31,2002 and for each of the two years in the period ended included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Dallas, Texas
April 9, 2004